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                                                                     EXHIBIT 5.1


                       KRAMER LEVIN NAFTALIS & FRANKEL LLP

                                919 THIRD AVENUE

                           NEW YORK, N.Y. 10022 - 3852

                                  May 25, 2001


                                                              47, Avenue Hoche
                                                                 75008 Paris
TEL (212) 715-9100                                                 France
FAX (212) 715-8000




Vishay Intertechnology, Inc.
63 Lincoln Highway
Malvern, PA  19355

Ladies and Gentlemen:

         We have acted as counsel to Vishay Intertechnology, Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by the Company with the
Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the issuance by the Company of up to 8,784,438 shares of common stock, par value $0.10 per share in connection with the offering described in the Registration Statement (the "Shares"). The Company will offer, through Vishay TEMIC Semiconductor Acquisition Holdings Corp., a wholly-owned subsidiary of the Company, to exchange (the "Exchange Offer") the Shares for all of the outstanding shares of common stock, par value $0.01 per share, of Siliconix incorporated that the Company and its subsidiaries do not own(the "Siliconix Common Shares").

         We have examined the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinions expressed herein. As to questions of fact material to this opinion, we have relied upon the certificates of public officials and of officers and representatives of the Company.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we are of the opinion that (1) when the Board of Directors of the Company has taken all necessary corporate action to authorize and approve the issuance of the Shares and (2) upon delivery of the Siliconix Common Shares in exchange for the Shares in accordance with the Exchange Offer, the Shares will be validly issued, fully paid and nonassessable.

         We are members of the Bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing) and the federal law of the United States.
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         We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                        Very truly yours,


                                        Kramer Levin Naftalis & Frankel LLP